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                                                                    EXHIBIT 21.1

                            Hawker Pacific Aerospace

     Exhibit 21.1    Subsidiaries of Registrant

       Registrant has one wholly-owned subsidiary, Hawker Pacific Aerospace Ltd., which is located and incorporated in the United Kingdom.